Filed Pursuant to Rule 424(b)(3)

Registration No. 333-265093

PROSPECTUS

AGRIFY CORPORATION

6,881,108 Shares of Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholder identified in this prospectus of up to 6,881,108 shares of our common stock, par value $0.001 per share (the “Common Stock”) underlying common stock purchase warrants issued in a private placement on March 23, 2022.

The selling stockholder may offer the shares from time to time as such selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The registration of these shares does not necessarily mean that any holder will sell any of its shares or exercise its warrants. We are not offering for sale any shares of our Common Stock pursuant to this prospectus. We will not receive any proceeds from the sale of these shares. We will, however, receive cash proceeds equal to the total exercise price of warrants that are exercised for cash.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AGFY.” On June 3, 2022, the closing price for our Common Stock, as reported on The Nasdaq Capital Market, was $2.48 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 8, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 3, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Information by Reference” in this prospectus.

Neither we nor the selling stockholder have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading “Risk Factors,” before investing in our securities. All references to “Company” “we,” “our” or “us” refer solely to Agrify Corporation and its subsidiaries and not to the persons who manage us or sit on our Board of Directors (the “Board”).

About Agrify Corporation

Overview

We are a rapidly growing developer of proprietary hardware and software cultivation and extraction solutions for the cannabis and hemp industry. We believe we are passionately transforming cannabis cultivation and extraction methods through innovation. Our mission is to become the world’s most vertically integrated solution provider for the cannabis and hemp industry globally, while driving superior quality, consistency, and Return on Investment (“ROI”) for our valued customers. We currently have three primary areas of business focus:

●	Cultivation Solutions

●	Extraction Solutions

●	Facility Design & Building Services

Cultivation Solutions

While we do not cultivate, come in contact with, distribute, process, or dispense cannabis or hemp or any cannabis or hemp derivatives that are currently prohibited under United States federal law, our equipment and business solutions can be used within indoor grow and processing facilities by fully licensed cannabis and hemp cultivators and processors or in some cases, by individual processors for individual use in compliance with applicable law. We sell our proprietary cultivation solutions to independent licensed cultivators. The two primary products we sell are the Agrify Vertical Farming Unit and Agrify Insights SaaS (“Software-as-a-Service”) software.

Agrify Vertical Farming Unit (“VFU”)

We believe our proprietary VFU technology is the only product in the market that offers a modular, compartmentalized micro-climate growing system for indoor vertical farming. Our VFU system is designed for large-state and multi-state operators who are looking to consistently produce higher-quality crops at scale. The ideal facility size that we target in our sales process ranges from 20,000 square feet to 50,000 square feet. The VFU is an integrated hardware and software growing system. These units are designed to line up horizontally in rows, and they can be stacked vertically up to 3 units tall, taking advantage of unused indoor vertical space with the below advantages:

●	Superior Floor Space Utilization. Each VFU provides two growing rows. Our design introduces an open-room facility design approach to maximize available cultivation floor print while offering superior risk mitigation via individual compartmentalized cultivation chambers.

●	Precise Environmental Controls. Each VFU has an environmental control unit that is integrated with our proprietary cultivation software, Agrify Insights software. This integration allows for precise control and automation over light photoperiod and intensity, temperature, humidity, vapor pressure deficit (“VPD”), carbon dioxide, fertigation, and irrigation throughout the life cycle of the plants.

●	Modular Scalability. The VFU is designed with proper loading to stack up to 3 units tall, sextupling production volume over the same footprint. Each unit is designed to easily integrate with a mezzanine catwalk system.

●	Biosecurity and Risk Mitigation. The VFU has a motorized curtain on both sides of the unit that enclose the grow area to prevent light-leak and spread of disease that would typically lead to facility-wide crop failure. Contamination can be controlled and limited to the affected units, which are designed with sanitation in mind. From the aluminum frame to the selection of antimicrobial plastics and down to the IP65 electronics and polycarbonate-lensed LED lights, the entire VFU can be easily sanitized.

●	Worker Safety. The VFU’s working area is 8 feet tall, allowing easy access to both rows of plants within the unit. As the motorized curtains can be lifted on either side, this also allows efficient ergonomics at arm’s length. Similarly, our Interlight LED technology is dimmed or turned-off when the curtains are raised for a more ambient working environment.

Examples of VFU infrastructure versus traditional grows

To further illustrate the benefit of going with the VFU infrastructure versus a more traditional indoor cultivation setup with conventional LED lights or conventional HPS lights, we have conducted a comparative analysis internally on an approximately 45,000 square foot facility.

While the upfront cost is more for the facility that is outfitted in VFUs, that is quickly offset by the fact that a VFU outfitted facility has the capacity to generate about 4x the amount of estimated annual revenue and over 4x the annual estimated EBITDA. In looking at the numerical values in the model, it becomes even more compelling when comparing the VFU facility to a facility with a traditional grow room. Assuming an initial investment of approximately $27.7 million for the VFU facility build-out, our model indicates that the facility owner would recoup their initial investment and produce significant free cash flow in the first year of operation assuming the facility should be able to achieve almost $88 million of estimated annual revenue and roughly $78.4 million in annual estimated EBITDA. In contrast, the traditional indoor facilities would cost approximately $8.8 million or a little less than $16.5 million to build out depending on which lights are used and would generate approximately $20.4 million or $22.5 million in estimated annual revenue and right around $16 million or just under $19 million in annual estimated EBITDA. When comparing the different facility types on a side-by-side analysis, we believe the VFU facility is far more attractive than either type of traditional facility given the financial upside is significantly higher and is a far more sophisticated way to grow crops.

We have also modelled out another scenario in which a prospective customer has a license that stipulates that they are permitted to operate with at most 16,200 square feet of canopy space in their facility (which is the exact same amount of canopy square footage displayed in the above model for the traditional setup in the 45,000 square foot facility). However, given the modular and stackable nature of the VFUs, we are able to help the customer achieve the same canopy square footage with 253 VFUs in a facility that is only 20,000 square feet, which is less than half the size of the traditional facility. While canopy square footage is basically identical for all of the different cultivation approaches we looked at in this particular simulation, the VFU setup requires a much smaller and theoretically much less expensive facility, and because the VFUs are more productive, the estimated annual yield is about 31% higher than in the facility with the traditional grow room setup and conventional LED lights and 45% higher than in the facility with the traditional grow room setup and conventional HPS lights.

Agrify Insights SaaS Software Solution

Each individual VFU sold includes a license for Agrify Insights SaaS Software (“Agrify Insights software”), and a monthly SaaS subscription fee is charged, per VFU. The VFU cannot operate successfully without the use of Agrify Insights software, and we typically charge between $2,400 to $3,600 per VFU sold, per year. On average Agrify Insights SaaS Software license agreement is for a multi-year term, with an annual auto renewal.

Agrify Insights software is cloud-based software as a service that interfaces with a microservices middleware and relational database that integrates with our hardware and provides our managers, facility owners, facility managers, and growers real-time control and monitoring of facilities, growing conditions, and insights into both production and profit optimization. The combination of precise environmental control and automation with data collection and actionable insights empowers our customers to be more efficient, more productive, and more intelligent about how they run their businesses. We believe that the robust data analytics capabilities from our Agrify Insights software platform coupled with our VFU system is enabling our customers to transform their businesses and quality of the product they are cultivating.

The Agrify Insights software is focused around optimizing four key components:

●	Optimization at the plant level;

●	Optimization at the VFU unit level;

●	Optimization at the facility level; and

●	Optimization at the business level.

When these key components are combined, they encompass the cultivation operations of an Agrify customer. By reducing human error and providing insights through data collection and analysis, Agrify Insights software minimizes risk and increases operational efficiencies. Ultimately, our customers are seeking to produce the same consistent end product no matter where they are located.

Plant-Level Optimization

Central to our solution is granular control of the cultivation environment. The end-product of a crop is determined by both the plant’s genetics and the environment in which the plants are grown. Control over the growing environment is accomplished through the Agrify Insights software. By recording over 1.5 million data points per VFU per year and being able to reproduce specific environments based on the data, cultivators are effectively able to minimize the variation in their crops and dial-in the maximum quality. Further individual plant varietals can be optimized by tailoring the grow plan (recipe for cultivation) to enhance particular genetic traits; increasing the temperature can speed chemical processes and growth rates and adjusting the length of different phases of a plant’s lifecycle can maximize the crop’s yield. Additionally, when new varieties of plants are cultivated, having multiple controlled, compartmentalized, growth chambers allow for iterative experiments which offer real insight into how new varieties are best cultivated. For example, you can grow a new variety in 5 different VFUs that are set to mimic the climate of different geographies to see where the varieties are suited to grow.

Our “Grow Plans” are the templates or recipes that define the parameters for each lifecycle. Grow Plans define the environmental settings (light - photoperiod and intensity/ temperature / humidity / VPD / CO2 / irrigation / fertilization) for each crop variety and cultivator as well as the schedule for completing, as applicable, “plant-hands-on” tasks such as bottoming, pruning, and harvest. Agrify Insights software ships to the customer with many pre-developed Grow Plans and customers can create their own Grow Plans, electing to share them with other customers or not.

Individual VFU Level Optimization

Our VFU hardware provides cultivation environmental control within the growth chamber. This hardware and its component valves, motors and sensors are directed and controlled by Agrify Insights software.

●	Monitor and Control Agrify Hardware. Agrify Insights software can either automatically or manually control our hardware. For example, the water-chilled fan coil can keep temperature in a range accurate to 1.5 degrees Fahrenheit.

●	Cultivation Environmental Control. Using Agrify Insights software, users can view environmental charts that plot temperature, humidity, carbon dioxide over time. It also shows when the plants were irrigated and whether the unit is in cooling, circulating, or dehumidifying mode. We sample these values every minute and report them back to the cloud every 15 minutes, or more often if there have been significant changes. Each growing chamber reports approximately 1.5 million data points annually, enabling our clients to perform in-depth analysis of grow performance. The manual control screen visualizes the current state of the grow chamber and enables our technicians to take direct control for troubleshooting, if necessary. The device log shows us what decisions were made by the onboard Agrify Insights software and why.

Facility Level Optimization

Our modular VFUs are deployed in scale at a customer’s facility with the smallest commercial operation deployment to date being 63 VFUs. Agrify Insights software is designed to operate these individual VFUs as a combined facility. Agrify Insights software features at the facility level include:

●	Production Planning. The production planning feature is designed to maximize a facility’s utilization by executing a “best-fit” scheduling algorithm to selected Grow Plans across the growing units that have been deployed at a customer facility. Since grow plans typically have a different number of growing days that start on staggered schedules, this module is a critical component for optimizing the planting and moving schedules, significantly increasing plant production, and reducing the cost per pound of harvest.

●	Workforce Management. Agrify Insights software includes a workforce planning feature to assign tasks to staff. These tasks can be automatically assigned based on user role or their knowledge, skills, and abilities. The calendar displays the estimated amount of time required to complete plant-touching tasks on any given day.

●	Automatic Notification System. Users can select to subscribe to anomalous events, and users are notified in the order in which they are listed. If a user does not acknowledge the notification within the specified time frame, the next user in the list is notified, providing the business with 24/7 monitoring and notifications.

●	Preventative Maintenance. Our equipment and facility preventative maintenance schedules and related tasks are contained, tracked and monitored within Agrify Insights software.

●	Facility Infrastructure Controls. Agrify Insights software controls the irrigation on a facility level as well as connects with the water chilled HVAC system and ambient lighting system, providing our customers a central piece of software for facility management.

Optimization at the Business Level

Agrify Insights software analysis features enable customers to understand how cultivation decisions impact their overall business. Understanding the data from the cultivation facility can help our customers better plan and make informed decisions that impact downstream parts of their business.

●	Consumables Procurement Integration. Each task can also be assigned a set of consumables whose inventory will be reduced when the task is started. This feature can help customers manage supply levels and can automatically create purchase orders so that they never run out of required supplies.

●	Online Standard Operating Procedures (“SOPs’’) and Safety Datasheets. Agrify Insights software hosts digital copies of our included Standard Operating Procedures and datasheets, or users can upload their own via our content management system, ensuring that the most recent version of SOPs and forms are available to users.

●	Roles-Based Dashboards. Ability to obtain access to information specifically suited to your workforce’s various needs. Facility owners have access to high-level information about crop yields and equipment usage in an easy-to-understand scorecard. Farm managers receive a worksheet and calendar that lets them manage their workforce and automatically assign plant-touching tasks. This also provides facility managers with an ongoing window into consumables and lets them set inventory levels.

●	Data Collection. Agrify Insights software is a centralized repository for all data relating to the cultivation aspects of our clients’ business, including research and development testing data, and the ability to capture and compare test results. By doing so, Agrify Insights software becomes a customers’ cultivation statement of record.

●	Financial Simulator / What If Scenarios. Our operating expenses (“OpEx”) calculator enables users to evaluate impacts to profitability by changing hundreds of attributes including, but not limited to, changes to costs in labor, electric, water, CO2, and growing media as well as potential volatility in yields and pricing.

●	Regulatory Reporting Integration. We have integrated our software with Metrc, a leading seed-to-harvest compliance management and tracking solution, which will enable our customers to handle most regulatory reporting directly through Agrify Insights software.

Extraction Solutions

While we do not extract, come in contact with, distribute, process, or dispense cannabis or hemp or any cannabis or hemp derivatives that are currently prohibited under United States federal law, our extraction equipment and business solutions can be used within indoor processing facilities by fully licensed cannabis and hemp cultivators and processors or in some cases, by individual processors for individual use in compliance with applicable law. We sell our proprietary extraction solutions to independent, licensed cultivators and processing labs.

Cannabis represents a potential cornucopia of medicinal and pharmaceutical advancement. Cannabis produces over 550 different phytochemicals, over 120 of which are cannabinoids like tetrahydrocannabinol (“THC”) and cannabidiol (“CBD”). Other cannabinoids like varins, cannabigerivarin (“CBGV”), tetrahydrocannabivarin (“THCV”), and cannabidivarin (“CBDV”) are less well known and potentially offer significant value. As we continue to learn more about the complex chemical composition of cannabis, the need for distillation solutions is clear. Distillation enables the identification, isolation, and separation of valuable cannabis metabolites. The ability to take cannabis compounds distilled into their pure forms, and then recombine them into specific, purposeful end-products could have significant potential for the pharmaceutical industry in the future.

Since October 2021, we have been strategically focused on establishing ourselves as a global leader in the cannabis and hemp extraction equipment industry, complementing our cutting-edge cannabis and hemp cultivation solutions. Over a 5-month period, we acquired four of the top brand names in the industry:

●	Mass2Media, LLC, d/b/a PX2 Holdings, LLC, d/b/a Precision Extraction Solutions (“Precision”) - Market leader in developing and producing high-quality hydrocarbon extraction solutions was acquired by Agrify on October 1, 2021.

●	Cascade Sciences, LLC (“Cascade”)- Market leader in developing and producing high-quality vacuum purge ovens and decarboxylation ovens was acquired by Agrify on October 1, 2021.

●	PurePressure, LLC (“PurePressure”) - Market leader in developing and producing high-quality solventless extraction solutions was acquired by Agrify on December 31, 2021.

●	LS Holdings Corp. (“Lab Society”) - Market leader in developing and producing high-quality distillation and solvent separation extraction solutions was acquired by Agrify on February 1, 2022.

Combined, the four acquisitions listed above provide what we believe to be the most comprehensive extraction solutions from a single provider, with over 7,000 customers, including over 30 Multi-State-Operators, and some of the best extraction labs in the industry. Our leading extraction brands provide equipment and solutions for extraction, post-processing, and testing for the cannabis and hemp industry. The extraction, post-processing and testing services are complementary and highly attractive areas of the supply chain.

Our extraction division now offers cutting-edge technologies and end-to-end service solutions. Solutions from the extraction division include equipment, technology, facility and lab design, and extensive research and development capabilities. By providing new hardware-as-a-service we intend to capture higher margin recurring revenue and supply chain optimization through streamlined product sourcing, purchasing, manufacturing, and warehousing.

These acquisitions have greatly expanded our product and service offerings in the post-harvest segment of the supply chain, and believe we are positioning the Company as the most vertically integrated total solutions provider for our cannabis and hemp customers. The global cannabis extraction market is expected to potentially grow to $24 billion by 2028, and as the cannabis industry continues to experience rapid growth globally, we expect the sales of our extraction solutions to follow a similar growth trajectory.

Facility Design & Building Services

Agrify provides fully integrated architectural, engineering, and project management oversight of qualified General Contractors for its customers commercial cannabis facilities buildouts. Each custom commercial cannabis facility is specifically designed to maximize the production output of Agrify’s proprietary VFU’s and cannabis extraction product solutions.

Corporate Information

Our principal executive offices are located at 76 Treble Cove Road, Building 3, Unit 3, Billerica, MA 01862, and our telephone number is (617) 896-5243. Our website address is www.agrify.com. Our website and the information contained in, or accessible through, our website will not be deemed to be incorporated by reference into this prospectus and does not constitute part of this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

We have nine wholly-owned subsidiaries, AGM Service Corp LLC (formerly AGM Service Corp Inc.), TriGrow Systems, LLC (“TriGrow”, which acted as our exclusive distributor and which was acquired in January 2020 as TriGrow Systems, Inc. and converted to TriGrow Systems, LLC in May 2020), Harbor Mountain Holdings, LLC (“HMH”, which assembled and produced many of our products and which was acquired in July 2020), Ariafy Finance, LLC, Agxiom, LLC, Cascade Sciences, LLC, Precision Extraction NewCo, LLC, PurePressure LLC and Lab Society NewCo, LLC. We also own 50% of Teejan Podponics International LLC (“TPI”) since December 2018; 60% of Agrify-Valiant, LLC, formed in December 2019; and 75% of Agrify Brands, LLC (formerly TriGrow Brands, LLC, which was acquired as part of the January 2020 acquisition of TriGrow).

Private Placement

On March 14, 2022, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the selling stockholder, pursuant to which, among other things, we agreed to issue and sell to the selling stockholder, in a private placement transaction (the “Private Placement”), in exchange for the payment by the selling stockholder of $65,000,000, less applicable expenses as set forth in the Securities Purchase Agreement, (i) a senior secured promissory note in an aggregate principal amount of $65,000,000 (the “Note”), and (ii) warrants to purchase up to an aggregate of 6,881,108 shares of Common Stock. The Private Placement closed on March 23, 2022.

The Note is a senior secured obligation and ranks senior to all of our other indebtedness. We will be required to make amortization payments equal to 4.0% of the original principal amount of the Note on the first day of each calendar month starting on February 1, 2023 and extending through the maturity date of March 1, 2026 (the “Maturity Date”), at which time all remaining outstanding principal and accrued but unpaid interest will be due. The Note has a stated interest rate of 6.75% per annum, and we will be required to pay interest on March 1, June 1, September 1 and December 1 of each calendar year through and including the Maturity Date. Following the one-year anniversary of the Note’s issuance, we may, in lieu of paying interest in cash, pay such interest in kind, in which case interest on the Note will be calculated at the rate of 8.75% per annum and will be added to the principal amount of the Note. At any time following the one-year anniversary of the Note’s issuance, we may prepay all (but not less than all) of the Note by redemption at a price equal to 106.75% of the then-outstanding principal amount under the Note plus accrued but unpaid interest. The selling stockholder also has the option of requiring us to redeem the Note if we undergo a fundamental change at a price equal to 107% of the then-outstanding principal amount under the Note plus any accrued interest thereon.

Each warrant has an exercise price of $6.75 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, is immediately exercisable, has a term of five and one-half years from the date of issuance and will be exercisable on a cash basis, unless there is not an effective registration statement covering the resale of the shares issuable upon exercise of the warrant, in which case the warrants will also be exercisable on a cashless exercise basis at the selling stockholder’s election. The warrants provide that in no event will the number of shares of Common Stock issued upon exercise of the warrants result in the selling stockholder’s beneficial ownership exceeding 4.99% of our shares outstanding at the time of exercise (which percentage may be decreased or increased by the selling stockholder, but to no greater than 9.99%, and provided that any increase above 4.99% will not be effective until the sixty-first (61st) day after notice of such request by the Investor to increase its beneficial ownership limit has been delivered to us).

The warrants and the shares of Common Stock issuable upon the exercise of the warrants issued in the Private Placement were, in each case, sold and issued without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws. This prospectus relates to the resale of 6,881,108 shares of Common Stock underlying the common stock purchase warrants issued in the Private Placement.

THE OFFERING

We are registering for resale by the selling stockholder named herein an aggregate of 6,881,108 shares of our Common Stock as described below.

Securities being offered:	6,881,108 shares of Common Stock underlying common stock purchase warrants issued to the selling stockholder in the Private Placement.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our Common Stock by the selling stockholder. We may receive proceeds upon any exercise for cash of outstanding warrants, in which case such proceeds will be used for working capital and other general corporate purposes. See “Use of Proceeds” on page 10.

Market for Common Stock:	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “AGFY.” On June 3, 2022, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $2.48.

Risk Factors	This investment involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described herein and in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described herein and in the documents incorporated herein by reference, including (i) our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and the documents incorporated herein by reference contain, forward-looking statements and information relating to Agrify Corporation. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements relating to:

●	our market opportunity;

●	the effects of increased competition as well as innovations by new and existing competitors in our market;

●	our ability to retain our existing customers and to increase our number of customers;

●	the future growth of the indoor agriculture industry and demands of our customers;

●	our ability to effectively manage or sustain our growth;

●	integration of complementary businesses and technologies;

●	our ability to maintain, or strengthen awareness of, our brand;

●	future revenue, hiring plans, expenses, capital expenditures, and capital requirements;

●	our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;

●	the loss of key employees or management personnel;

●	our financial performance and capital requirements; and

●	our ability to maintain, protect, and enhance our intellectual property.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus and the documents incorporated by reference herein. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus and in the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock by the selling stockholder.

The shares of Common Stock covered by this prospectus are issuable upon exercise of warrants issued to the selling stockholder. The exercise price of the outstanding warrants is $6.75 per share. The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any exercise of outstanding warrants, the selling stockholder will pay us the exercise price.

To the extent we receive proceeds from the cash exercise of outstanding warrants, we intend to use the proceeds for working capital and other general corporate purposes.

SELLING STOCKHOLDER

The Common Stock being offered by the selling stockholder are those issuable to the selling stockholder upon exercise of the warrants issued in the Private Placement. For additional information regarding the issuances of those warrants, see “Prospectus Summary—Private Placement” above. We are registering the shares of Common Stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the warrants and except as disclosed herein, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the selling stockholder. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholder, based on its ownership of the warrants, as of June 3, 2022, assuming exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholder.

This prospectus generally covers the resale of the number of shares of Common Stock issuable upon exercise of the warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the warrants, the selling stockholder may not exercise the warrants to the extent such exercise would cause the selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
High Trail Special Situations LLC (1)	6,881,108	6,881,108	—

(1)	Consists of warrants to purchase 6,881,108 shares of Common Stock, with the exercise thereof subject to the ownership limitations described herein. Hudson Bay Capital Management LP, the investment manager of High Trail Special Situations LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of High Trail Special Situations LLC and Sander Gerber disclaims beneficial ownership over these securities.

PLAN OF DISTRIBUTION

The selling stockholder (the “Selling Stockholder”) of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

General

Our articles of incorporation authorizes the issuance of up to 50,000,000 shares of Common Stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of the date of this prospectus, there were 26,591,438 shares of Common Stock outstanding, warrants outstanding to purchase 17,272,481 shares of our Common Stock and 3,350,717 shares of Common Stock subject to outstanding options. Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our articles of incorporation and bylaws do not provide for cumulative voting rights.

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future.

Transfer Agent

The transfer agent for our Common Stock is Broadridge Corporate Issuer Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

Listing

Our shares of Common Stock are listed on the NASDAQ Capital Market under the symbol “AGFY.”

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our Board and management. The holders of our Common Stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the Board. Our articles of incorporation allow our Board to issue additional shares of our Common Stock and new series of preferred stock without further approval of our stockholders. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with an “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the combination meets all of the requirements of the resident domestic corporation’s articles of incorporation and the combination or transaction by which the person first became an interested stockholder is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders. The prohibition extends beyond the expiration of the two-year period, unless the combination meets all of the requirements of the resident domestic corporation’s articles of incorporation and (a) the combination or transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (b) the combination is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (c) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

The business combination provisions do not apply to a person after the expiration of four years after the person first became an interested stockholder.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding the determination date, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10 day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10 day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Sherman & Howard L.L.C., Las Vegas, Nevada.

EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2021 and 2020 as set forth in their report dated March 31, 2022. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.  The balance sheets of Cascade Sciences, LLC as of December 31, 2020 and 2019 and the related statements of income, members’ equity and cash flows for the years then ended, have been audited by Baker Tilly US LLP, independent registered public accounting firm, as stated in their report dated December 8, 2021, which is incorporated by reference herein. The consolidated balance sheets of Mass2Media, LLC dba PC2 Holdings, LLC and Affiliate as of December 31, 2020 and 2019 and the related consolidated statements of net loss, members’ equity (deficit) and cash flows for the years then ended, have been audited by Baker Tilly US LLP, independent registered public accounting firm, as stated in their report dated December 8, 2021, which is incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede the information already incorporated by reference. We are incorporating by reference the documents listed below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 31, 2022;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 16, 2022;

●	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 29, 2022;

●	Our Current Reports on Form 8-K filed with the SEC October 5, 2021 (and the amendment thereto filed with the SEC on December 17, 2021), January 5, 2022, January 26, 2022, February 2, 2022, March 18, 2022, and April 12, 2022;

●	The description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on January 26, 2021; and

●	All future documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, prior to the termination of the offering of the underlying securities; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Agrify Corporation

76 Treble Cove Road, Building 3

Billerica, MA 01862

Telephone: (617) 896-5243

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

AGRIFY CORPORATION

6,881,108 Shares of Common Stock

PROSPECTUS

June 3, 2022